Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Announces $9 Million Purchase/Leaseback of Three Assisted Living Facilities in Oregon and Idaho

MURFREESBORO, Tenn. - (December 24, 2012) National Health Investors, Inc. (NYSE:NHI) announced today a $9 million purchase and leaseback transaction with Milestone Retirement Communities, LLC ("Milestone"). The 101-unit acquisition includes two assisted living facilities in Ontario, Oregon and one in Weiser, Idaho. Milestone will lease and continue to operate the facilities for an initial term of 10 years with renewal options at a lease rate of 7.75% plus annual fixed escalators. The purchase was funded from borrowings on NHI's revolving credit facility.

“This acquisition continues the growth of our assisted living portfolio with an experienced operator,” said Justin Hutchens, NHI's President and CEO.

About Milestone
Headquartered in Vancouver, Washington, Milestone operates 16 assisted living facilities totaling 1,324 units in Washington, Oregon, Idaho, Arizona, California, Nevada, Colorado, Oklahoma and Virginia.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include independent living, assisted living, senior living campuses, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.